SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC 20549


                            FORM 8-K

                        CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


Date of report (Date of earliest event reported) January 4, 2000


                     Brunswick Corporation
     (Exact name of registrant as specified in its charter)

                            Delaware
         (State or other jurisdiction of incorporation)

            1-1043                          36-0848180
     (Commission File Number)   (IRS Employer Identification No.)

     1 North Field Court, Lake Forest, Illinois  60045-4811
      (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 735-4700


 (Former name or former address, if changed since last report.)









Item 5.   Other Events

     The Company is a defendant in two lawsuits brought by groups of boat builders who have asserted antitrust claims against the Company related to the sale of sterndrive and inboard engines. In Concord Boat Corporation, et al. v. Brunswick Corporation (Concord), a jury awarded a group of 22 boat builders treble damages totaling $133.2 million in June 1998. The Concord plaintiffs purchased approximately 20 percent of the engines at issue in the boat builder litigation. An appeal of the Concord verdict is currently pending. In KK Motors et al. v. Brunswick Corporation (KK Motors), a class action brought on behalf of independent boat builders whose claims have not been litigated in Concord, the plaintiffs seek to rely on both the liability and damage findings of the Concord litigation.

     On December 22, 1999, the Company announced that it had settled with all of the boat builders comprising the named class in KK Motors. The class, which includes a subgroup of boat builders, the American Boatbuilders Association (ABA), purchased approximately 80 percent of the engines at issue in the boat builder litigation. As a result of the settlement, the Company said it would record a charge of approximately $40 million, after-tax, in the fourth quarter of 1999.

     Under the terms of the agreement with the ABA subset of the KK Motors class, the Company has paid the ABA $35.1 million. If, as a result of the Concord appeal or in settlement, the Company ultimately makes a payment to the Concord plaintiffs in excess of $35 million, the Company will make an equal payment to the ABA, less $35 million already paid to the ABA. If the Company makes no payment to the Concord plaintiffs, or payment in an amount less than $35 million, the Company will not be required to make any additional payment to the ABA. Under the terms of the agreement with the remaining KK Motors class members, the Company will pay $30 million, which amount is not subject to adjustment. The settlement with the remaining KK Motors class members is subject to court approval.


Forward Looking Statements

     Certain statements in this Form 8-K are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to, the outcome of pending or potential litigation.


                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BRUNSWICK CORPORATION



DATE: January 4, 2000              By:    /s/ Dustan McCoy
                                   Name: Dustan McCoy
                                   Title:    Vice President and
                                         General Counsel